UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In connection with employee presentations regarding our previously announced plan to reduce our annual wage and benefit costs by $500 million, we are supplementing the risk factors in our public filings by adding the following additional risk factor, which summarizes certain information contained in such presentations.

Failure to achieve $500 million in annual wage and benefit cost reductions by February 28, 2005 could ultimately result in the Company having inadequate liquidity to meet its obligations.

The Company believes that it must obtain the previously announced $500 million reduction in annual wage and benefit costs in order to avoid ultimately having inadequate liquidity to meet its obligations under current market conditions. The Company's plan is to obtain these reductions by February 28, 2005. Currently, our estimated wages, salaries and benefits cost per available seat mile, measured on a stage length adjusted basis ("labor CASM"), would be the second highest among major domestic airlines, after taking into account labor cost savings announced by many of our competitors and proposed by carriers in bankruptcy. Even after the $500 million reduction in annual wage and benefit costs, we estimate that our labor CASM would continue to be higher than many of our competitors.

Absent the $500 million reduction in annual wage and benefit costs, we expect to lose hundreds of millions of dollars in 2005 under current market conditions. In addition, we have approximately $984 million in debt and pension payments due in 2005, approximately $500 million more than in 2004. Without the reduction in wage and benefits costs and a reasonable prospect of future profitability, we believe that our ability to raise additional money through financings would be uncertain. Moreover, unless we are able to timely achieve the reductions, we believe that we will not receive approval from our board of directors to take delivery of the additional aircraft that we recently announced.

If we do not obtain the $500 million in annual reductions, we may be forced, like many of our struggling competitors, to reduce our fleet, furlough more employees, and obtain larger wage and benefit reductions, and may potentially lose customers and revenue.

This report on Form 8-K contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the other risk factors set forth in the Company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks and international hostilities, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including growth of low cost carriers, the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. We undertake no duty or obligation to publicly update or revise the information contained in this report, although we may do so from time to time as may be necessary in connection with our discussions with our employees and their union representatives, or as our management otherwise believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or other public disclosure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

January 6, 2005	By /s/ Jennifer Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel and Secretary